Exhibit 99.1

Cigna Reiterates Support for Proposed Merger with Express Scripts

Combined Company Will Grow Shareholder Value and Transform Healthcare
In an Increasingly Demanding Healthcare Environment

BLOOMFIELD, Conn., 07 August 2018 – Cigna Corporation (NYSE: CI) ("Cigna" or the "Company") issued the following letter to stockholders in response to the letter released by Carl C. Icahn about the Company's proposed merger with Express Scripts Holding Company (NASDAQ: ESRX) ("Express Scripts").

Dear Cigna Shareholders:

Cigna strongly disagrees with Mr. Icahn, who has recently chosen to publicly object to our previously announced merger with Express Scripts. The Board recommends that Cigna shareholders vote "FOR" the combination with Express Scripts.

In the nearly five months since the merger announcement on March 8, 2018, neither Mr. Icahn nor his representatives have contacted Cigna or otherwise offered their views.   Moreover, Mr. Icahn has disclosed that he only owns approximately one half of one percent of Cigna's stock and has a "substantial" short position in Express Scripts.

Cigna believes that the proposed combination will create tremendous value for shareholders, accelerate the transformation of healthcare and address the dynamic regulatory environment for health services.  Mr. Icahn, on the other hand, has made a speculative financial bet against the transaction in the hopes that he can create a gain at the expense of Cigna and Express Scripts shareholders.  Mr. Icahn's opposition is misguided and short-sighted. Moreover, the assertions in Mr. Icahn's letter are value destructive and demonstrate a clear lack of understanding of the dynamics of the healthcare industry.

Mr. Icahn does not represent the interests of Cigna shareholders.  Mr. Icahn has made clear through his recent and limited entry into Cigna stock and "substantial" short position in Express Scripts that his motives are not aligned with Cigna's shareholders and he has no interest in creating value for shareholders (other than himself).   It is not clear that Mr. Icahn even believes his own rhetoric and so-called concerns with the Express Scripts business model.  In fact, nine of his businesses renewed their PBM contract with Express Scripts within the last year.

The letter demonstrates an uninformed view of the current healthcare marketplace and Cigna's strategy.  Mr. Icahn appears to believe that a multi-year partnership with an existing PBM provider would be preferable to the announced transaction.   There are a number of issues with this view.

First and foremost, it demonstrates a complete lack of understanding of Cigna's business model and how we win in the marketplace.  The integrated medical, pharmacy and behavioral services model has been the cornerstone of Cigna's long-term strategy.  It allows us to improve health on the front end, thereby decreasing the need for acute medical services and lowering costs.   We will not be able to inoculate ourselves from changes in the dynamic marketplace by sitting on the sidelines and hoping that others figure it out – nor would we want to.  In fact, with respect to pharmacy, costs have rapidly risen from approximately 10% of the total healthcare equation to almost 25% and as such present a critical and sustained opportunity for innovation and value creation for our clients and customers.

Furthermore, the notion that we can negotiate a complex multi-year agreement with a third party that will allow us to deliver attractive PBM affordability to our clients and customers while the rest of the industry reformats itself is naïve at best. We have first-hand knowledge as a PBM operator that these arrangements are complex and that it would be exceedingly difficult to draft a static contract that benefits Cigna in all scenarios in a changing environment.   This is one of the reasons why the next logical step to meaningfully accelerate our strategy and reduce healthcare costs is to expand our pharmaceutical services by fully acquiring Express Scripts.

Finally, Cigna operates in a highly regulated healthcare environment, where regulatory and competitive change is constant as demonstrated by the adoption and evolution of the ACA, the rise of the public and private exchanges, hospital systems taking on more insurance risk and employers contracting directly with hospital systems.  Each of these changes brought with it a regulatory or competitive threat to the current model – whether the threat of a shrinking employer market or the threat of disintermediation of insurers.  The only constant in healthcare is that unsustainable cost increases are creating disruptive changes in the environment.  Cigna has sought to embrace these changes and innovate in order to find opportunities for growth in this dynamic landscape.  As a result, during a period of unprecedented changes in the healthcare environment, Cigna has delivered double-digit top-line and bottom-line growth over an 8-year period, 384% cumulative total shareholder returns from December 31, 2009 through June 30, 2018 and leading U.S. total medical cost trend results (less than 3% in 2017 – representing the lowest in the industry).

Our combination with Express Scripts will give Cigna the scale to more effectively address regulatory change and drive transformation in pharmaceutical pricing that works for our model – while at the same time giving us the vast capabilities of Express Scripts to deliver superior and differentiated pharmacy services to our clients and customers in a sustainable non-disruptive fashion that allow us to compete or partner with others in the market from a position of strength.   The combination also allows us to make definitive moves to tackle the underlying issues that are causing the disruptive regulatory changes – the unsustainable costs increases in healthcare.  As industry leaders in cost trend management, Cigna and Express Scripts have set the strategic goal to lower medical and pharmacy trend to a level at or below Consumer-Price Index by 2021.

o
"ESRX is a strategic platform acquisition for CI to drive industry leading total cost trend across medical and pharmacy, particularly with the increasing importance of Specialty Pharmacy. ESRX offers CI a combined platform at scale that can compete with the new Big 4: UNH with Optum Rx, ANTM with Ingenio Rx, and AET with CVS. The deal is not about CI's outsourced relationship for its own membership, but as a broader imperative across all segments and geographies for Employer, Health plan and Government. Value based care discussions are now evolving from providers to outcomes based payments for drug manufacturers."
 – Ana Gupte, Leerink (3/26/18)

o
"We are supportive of the [Cigna and Express Scripts] deal… We do understand, respect, and buy into the concept that if you have scale on the managed care side and scale on the pharmaceutical benefit management side, that through better data analytics you can actually lower the per member per month cost by, we think, $20 or 5% per member per month and since Cigna is mostly an ASO business that'll mostly get passed onto customers. So this merger will actually be pro-competitive and pro-customer."
– Glenview Capital CEO Larry Robbins, a Cigna and Express Scripts investor, in a CNBC interview (4/23/18)

o
"Should its acquisition of ESRX close, giving CI the power of formulary management at scale for more than 25% of the US population (>80mn PBM lives for ESRX standalone, before contemplating CI's 16mn medical members), the company could further improve its ability to manage drug trend … We believe it is also worth noting that the potential to improve CI's ability to manage drug prices lower for >25% of the US population via its acquisition of ESRX (a proportion that we think could grow organically over time, should the deal close) by better integrating pharmacy and medical cost management is well-aligned with one of the administration's top health policy priorities today: lowering drug costs."
– Stephen Tanal, Goldman Sachs (6/6/18)

The letter misrepresents the potential impact of rebate regulation. Mr. Icahn's letter ignores certain realities of the Administration's current Drug Pricing Blueprint and its alignment with the underlying principles of our proposed transaction.  Further, Mr. Icahn looks to the pharmaceutical industry – whose incentives are naturally aligned with Mr. Icahn's views – in an attempt to lend credence to his erroneous beliefs that elimination of all rebates is imminent and will be disastrous to PBMs.

Without question the President and Secretary Azar are serious in their intent to lower prescription drug costs and to make significant changes in the health delivery system.  That is an important goal that we fully support and believe that the combination can be an accelerant for positive change.

As it relates to the impact of action by HHS to eliminate or amend rebates in Medicare Part D, today 100% of rebates are passed through to help lower premiums and reduce costs for both the beneficiary and the government.  If these Medicare rebates were phased out, it would not have a material impact on Express Scripts' earnings. While potential changes to the commercial market are more complex to effectuate, Express Scripts already passes approximately 95% of all pharmaceutical purchase discounts, price reductions and rebates back to its core PBM commercial and health plan clients and their members.  Express Scripts clients determine how these discounts are used or shared 100% of the time.  Additionally, a successful commercial structure already exists where nearly half of Express Scripts' clients have opted for a full, direct pass through arrangement for all rebates and this is augmented by the ongoing shift to value-based relationships for all of their services.  Express Scripts is focused on meeting the challenges faced by its members and its clients, and as a result, its clients are seeing a reduction in their pharmacy bill – in the first half of 2018, Express Scripts helped its clients achieve a record low drug trend of 1.1%.

As it relates to the Administration's Drug Pricing Blueprint, here are a few critical facts:

o
The Anti-Kickback Statute is the statute that applies to rebate payments, but it only applies in federally funded health care programs.  It does not apply to commercial contracts – in fact, there is no clear mechanism for the federal government to regulate commercial rebates without Congressional action.

o
Concerns have been raised that any elimination of rebates in government programs would result in a rise in beneficiary and government costs because the pass-through effect of the rebate dollars would be eliminated – which could result in challenges (legal and political) of any action.

•
HHS OIG issued a report late last year finding that if an inflation-based rebate were in place for Medicare Part B in 2015, it would have saved $1.4 billion or $1.8 billion on 64 high-expenditure drugs that represented 81 percent of total Part B drug expenditures that year, depending on whether the rebate was calculated based on Average Sales Price (ASP) or Average Manufacturer Price (AMP), respectively.

•
In their 2018 report, the Medicare Trustees noted that in 2016, manufacturer rebates represented 19.9 percent of total prescription drug costs and rebates have continued to grow since the inception of the Part D program more than decade ago. The trustees credit these rebates as a "major reason for decreases in overall Part D costs when compared to the 2017 Trustees Report."

•
An analysis of the most recent National Health Expenditures prescription drug forecast for 2017-2026 concluded that increased rebates "contributed to lower net prices for many prescription drugs in recent years and are expected to have dampened prescription drug spending growth in 2017.  In 2018 and beyond, the share of total prescription drug spending affected by rebates is not expected to increase as rapidly as in the recent past.  As a result, the outlook for such spending reflects somewhat stronger growth in drug prices."

o
If HHS pursued a removal or significant modification to the safe harbor in Medicare Part D, it is unclear how quickly those changes could be implemented, and further delay could result from the expected legal challenges to the final rule.

Accordingly, we expect that any changes to Medicare Part D rebates will be manageable.

o
"We believe that the ongoing shift to value-based pricing models could also lessen the reliance on rebates and better align economic incentives. While it is unclear if we will see a similar shift in the commercial market, we are seeing a shift in that market towards the use of value-based programs, which align incentives and can lower overall costs, as evidenced by ESRX's SafeGuardRx programs and CVS Caremark's Transform Care programs. Through these programs, PBMs have already implemented programs that seek refunds from manufacturers on behalf of their clients if drugs don't work, guaranteeing trend or adherence levels, or setting up high-performance pharmacy networks where reimbursement is tied to outcomes."
 – Lisa Gill, JP Morgan (7/19/18)

o
"While we acknowledge that contracting is likely to continue to evolve over time, if rebates were to "go away" in a vacuum without some commensurate pricing change the result would be exploding costs for clients and patients (not going to happen) given the significant portion of the benefit that is passed through. In addition, we would highlight that much like CI's clients, ESRX's customers have funding options and almost half have chosen direct pass-through contracts on rebates. While we expect the area of contracting to evolve, we view recent concerns as overblown and view contracting tied to outcomes as an area that likely sees increased traction over time and one that we think would leave the combined CI/ESRX extremely well positioned."
 – David MacDonald, SunTrust (8/3/18)

o
"Regardless of what happens to rebates, PBMs provide economic value through formulary placement and aggregation of negotiating power, serving as a market check on branded drug manufacturers. We would expect them to continue to be compensated for that value through drug price negotiation reflective of their scale and positioning."
 – George Hill, RBC Capital Markets (7/19/18

The letter unduly discounts the long-term value creation of the proposed combination.  Mr. Icahn's purported "solution" for increasing value to shareholders is to have Cigna use the cash portion of the Express Scripts consideration and free cash flow to aggressively repurchase its own shares.  We disagree with Mr. Icahn, and believe the combination with Express Scripts will deliver greater, sustained shareholder value.

First, Mr. Icahn's underlying premise that Express Scripts' business is struggling is completely false and undermined by their strong second quarter results.  Express Scripts reported new business growth, sustained differentiated cost and quality results for the benefit of clients and outstanding client retention with an increased midpoint of 98% (up from 97%).  Such outstanding results indicate that their clients – such as Mr. Icahn's own nine businesses – are satisfied with the overall value that is being delivered.

The combined company will build off of the strength of Express Scripts' capabilities and value creation in the market to accelerate Cigna's growth strategy and deliver immediate and long-term value to our shareholders in the form of mid-teens accretion in the first full year after closing, excluding accretion from transitioning clients, and greater than $600 million in retained synergies. As a result, Cigna has raised its 2021 EPS target to $20-21 vs. prior guidance of $18.  The transaction will also generate greater than $6 billion in free cash flow in 2021, allowing for immediate deleveraging and exceptional strategic and financial flexibility in a highly dynamic marketplace.  We do not believe that our current stock price is a reasonable barometer of the expected performance of the combined company as expressed by a number of analysts:

o
"However, if this comes to pass, we would expect CI to outperform the peers once deal closing comes into clarity as the deal has strategic merits, is financially attractive and CI is trading at a significant discount to peers."
 – Kevin Fischbeck, BAML (3/9/18)

o
 "We see meaningful opportunity around the pending ESRX deal (ESRX, $78.39, Buy) which further integrates the crucial pharmacy benefit and should provide for deeper collaborative relationships. In addition, ESRX is posting historically low drug trend, superb customer retention and tangible cost benefits from higher penetration of its solutions. Finally, we see opportunity around clinical solutions (e.g. SafeGuardRx, TRCs), medical management (e.g. eviCore), synergies and cross-selling … We like the company's integrated offering, attractive absolute/relative medical trends, strong cash flow and see meaningful opportunities on several fronts from the pending Express Scripts combination."
 – David MacDonald, SunTrust (6/11/18)

o
"Cigna trades at 12.0x our 2019E EPS, a meaningful discount to the group tied largely to what we view as underappreciated value from the pending ESRX acquisition. We view CI's risk/reward as highly compelling tied to robust core trends, strong cash flow and what we expect to be significant benefits from ESRX."
– David MacDonald, SunTrust (6/11/18)

o
 "Nevertheless, the accretion from this deal is highly compelling, projected in the double-digit percentages in Year 1. Longer-term, Cigna continues to project $20-21 in EPS by 2021. This would leave the stock at just 8-9X that pro forma EPS forecast, leaving significant wiggle room for the company to fail to meet its expectations. The company's outlook assumes merely cost synergies, but investors could be overlooking the potential upside opportunities. Cigna's core health insurance business should be improved due to the integrated benefit offering and the opportunity to target new customers. In fact, the companies overlap in only ~30% of markets, suggesting there could be a significant opportunity to grab market share for each business … Overall, we believe the market's pessimism about the deal would ultimately prove to be unwarranted if the deal does go through."
 – Michael Wiederhorn, Oppenheimer (6/12/18)

o
"ESRX immediate accretion, FCF and $20-21 in EPS by 2021E offer financial flexibility that can fuel further capital deployment in key strategic areas not possible at CI's current size to compete with players such as UNH or threats from new technology entrants."
 – Ana Gupte, Leerink (8/3/18)

o
We continue to believe that many of those who retained their stake in CI after the initial deal announcement have taken a long-term view on the deal and believe in the value proposition of the combined entity to drive long-term growth."
– Steve Valiquette, Barclays (8/7/18)

For these reasons, we believe that Mr. Icahn's thesis is misguided and short-sighted.

Cigna's Board and management team believe that our proposed merger with Express Scripts is in the best interest of shareholders. The market will continue to evolve due to the regulatory and competitive environment and rising healthcare costs, with pharmaceutical costs approaching 25% of total healthcare costs.

The combination broadens capabilities and distribution for more than 100 million combined customers and deepens data and insights to improve predictability and deliver better health outcomes. This will position Cigna to deliver differentiated immediate and long-term value to our shareholders in the form of strong EPS accretion, significant free cash flow generation and exceptional financial flexibility in a highly dynamic marketplace. We believe that this delivers much more substantial value than a quick financial engineering scheme for the benefit of a singular, transitional investor, who claims to own only 0.56% of Cigna's outstanding common stock.

The Cigna management team has a proven track record of creating shareholder value in an ever changing marketplace and the Company remains committed to successfully completing the merger with Express Scripts by year-end 2018.

The Board recommends that Cigna shareholders vote "FOR" the adoption of the merger agreement with Express Scripts. Cigna will hold a Special Meeting of its Shareholders to vote on the proposed merger with Express Scripts at 9:30 a.m. local time on August 24, 2018, at The Delamar Hotel's Ballroom, 1 Memorial Road, West Hartford, Connecticut. Cigna shareholders of record as of the close of business on July 10, 2018, will be entitled to vote at the Cigna Special Meeting.

If shareholders have questions about the transaction, or need assistance in voting shares, please contact Cigna's proxy solicitor, Innisfree M&A Incorporated: toll-free at (877) 750-9498. Additional materials addressing the Express Scripts transaction, including more information on the strong strategic rationale and expected financial results, are available on Cigna and Express Scripts' joint transaction website: http://www.advancinghealthcare.com.

Sincerely,

Cigna Board of Directors

About Cigna

Cigna Corporation (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Life Insurance Company of North America, Cigna Life Insurance Company of New York, or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in over 30 countries and jurisdictions, and has more than 95 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com. For more information about Cigna's proposed acquisition of Express Scripts, please visit www.advancinghealthcare.com.

FORWARD LOOKING STATEMENTS
Information included or incorporated by reference in this communication, and information which may be contained in other filings with the Securities and Exchange Commission (the "SEC") and press releases or other public statements, contains or may contain forward-looking statements. These forward-looking statements include, among other things, statements of plans, objectives, expectations (financial or otherwise) or intentions, including statements concerning the potential future performance of Cigna, Express Scripts, or the combined company, the potential for new laws or regulations, or any impact of any such new laws or regulations, including on the business of Cigna, Express Scripts or the combined company, the ability to achieve the anticipated benefits of the proposed merger, on the expected timeline or at all, the timeline for deleveraging the combined company, and the ability to consummate the proposed merger, on the anticipated timeline or at all, and other statements regarding the parties' future beliefs, expectations, plans, intentions, financial condition or performance.  You may identify forward-looking statements by the use of words such as "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "may," "should," "will" or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements, including as they relate to Express Scripts or Cigna, the management of either such company, the transaction or any expected benefits of the transaction, involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Express Scripts and Cigna do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:
●
the inability of Express Scripts and Cigna to obtain stockholder or regulatory approvals required for the merger or the requirement to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals;

●	the possibility that the anticipated benefits from the merger cannot be realized in full, or at all or may take longer to realize than expected;
●	a longer time than anticipated to consummate the proposed merger;
●	problems regarding the successful integration of the businesses of Express Scripts and Cigna;
●	unexpected costs regarding the proposed merger;
●	diversion of management's attention from ongoing business operations and opportunities;
●	potential litigation associated with the proposed merger;
●	the ability to retain key personnel;
●	the availability of financing;
●	effects on the businesses as a result of uncertainty surrounding the proposed merger;
●	the ability of the combined company to achieve financial, strategic and operational plans and initiatives;
●	the ability of the combined company to predict and manage medical costs and price effectively and develop and maintain good relationships with physicians, hospitals and other health care providers;
●	the impact of modifications to the combined company's operations and processes;
●	the ability of the combined company to identify potential strategic acquisitions or transactions and realize the expected benefits of such transactions;
●	the substantial level of government regulation over the combined company's business and the potential effects of new laws or regulations or changes in existing laws or regulations;
●	the outcome of litigation relating to the businesses of Express Scripts and Cigna, regulatory audits, investigations, actions and/or guaranty fund assessments;
●	uncertainties surrounding participation in government-sponsored programs such as Medicare;
●	the effectiveness and security of the combined company's information technology and other business systems;
●	unfavorable industry, economic or political conditions, including foreign currency movements;
●	acts of war, terrorism, natural disasters or pandemics; and
●	the industry may be subject to future risks that are described in SEC reports filed by Express Scripts and Cigna.
You should carefully consider these and other relevant factors, including those risk factors in this communication and other risks and uncertainties that affect the businesses of Express Scripts and Cigna described in their respective filings with the SEC, when reviewing any forward-looking statement. These factors are noted for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either foregoing lists, or the risks identified in SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking statements.

IMPORTANT INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT
This communication does not constitute an offer to sell or solicitation of an offer to buy any securities. In connection with the proposed transaction, the newly formed company which will become the holding company following the transaction ("Holdco") filed with the SEC a registration statement on Form S-4.  The registration statement on Form S-4 includes a joint proxy statement of Cigna and Express Scripts that also constitutes a prospectus of Holdco. The registration statement was declared effective by the SEC on July 16, 2018, and Cigna and Express Scripts commenced mailing the definitive joint proxy statement/prospectus to the respective stockholders of Cigna and Express Scripts on or about July 17, 2018. Cigna and Express Scripts also plan to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the registration statement or the joint proxy statement/prospectus or any other document which Cigna, Express Scripts or Holdco may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the registration statement on Form S-4 and the definitive joint proxy statement/prospectus and other relevant documents filed by Holdco, Cigna and Express Scripts with the SEC at the SEC's website at www.sec.gov. Copies of documents filed with the SEC by Cigna will be available free of charge on Cigna's website at www.Cigna.com or by contacting Cigna's Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts' website at www.express-scripts.com or by contacting Express Scripts' Investor Relations Department at (314) 810-3115.
PARTICIPANTS IN THE SOLICITATION
Cigna (and, in some instances, Holdco) and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Cigna (and, in some instances, Holdco) in Cigna's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 28, 2018, and its definitive proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 16, 2018. Investors may obtain information regarding the names, affiliations and interests of Express Scripts' directors and executive officers in Express Scripts' Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018, and its proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 29, 2018. You may obtain free copies of these documents at the SEC's website at www.sec.gov, at Cigna's website at www.Cigna.com or by contacting Cigna's Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts' website at www.express-scripts.com or by contacting Express Scripts' Investor Relations Department at (314) 810-3115. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed or to be filed with the SEC regarding the proposed transaction. Investors should read the joint proxy statement/prospectus carefully and in its entirety before making any voting or investment decisions.
NO OFFER OR SOLICITATION
This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Permission to use quotes was not sought or obtained.

Contacts

Cigna Corporation
Will McDowell, Investor Relations
215-761-4198
William.McDowell2@cigna.com

or

Matt Asensio, Media Relations
860-226-2599
Matthew.Asensio@cigna.com

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